Exhibit 99.1

Byrna Technologies Reports Record Fiscal Fourth Quarter and Full Year 2025 Results; Full Year Revenue Up 38% Year-over-Year

Expands Monthly Production Capacity by 33% to Support Growing Demand

ANDOVER, Mass., February 5, 2026 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal fourth quarter (“Q4 2025”) and full year ended November 30, 2025.

Fiscal Fourth Quarter 2025 and Recent Operational Highlights

●	Surpassed 750,000 launchers sold since inception, increasing cumulative unit sales by more than 250,000 units during fiscal 2025.
●	Expanded monthly production capacity to 20,000 units to support growing demand, including larger than anticipated dealer reorders entering fiscal 2026.
●	Appointed Adam Roth, former Vice President of North America Marketing at Nike, Inc., and TJ Kennedy, veteran technology and public safety executive, to its Board of Directors.
●

Featured in an independent study conducted by researchers from Harvard Business School and Stanford University, which found increasing openness among gun owners toward non-lethal personal defense solutions as a complement to traditional firearms.

●	Introduced the new Byrna CL XL launcher at SHOT Show, expanding the Company’s product lineup to address additional customer preferences.
●	Subsequent to quarter end, secured a $20.0 million credit facility with Texas Capital Bank to support potential acquisitions and working capital needs.
●	Expanding marketing investment to further broaden consumer reach, testing a local market advertisement during Super Bowl LX.

Fiscal Fourth Quarter 2025 Financial Results

Results compare Q4 2025 to the 2024 fiscal fourth quarter ended November 30, 2024, unless otherwise indicated.

Net revenue for Q4 2025 was $35.2 million, compared to $28.0 million in the fiscal fourth quarter of 2024 (“Q4 2024”). The 26% year-over-year increase was driven primarily by higher dealer and chain store performance, with Amazon and international channels also contributing strong year-over-year growth. The comparison also reflects growth over a particularly strong fiscal fourth quarter of 2024, when demand was elevated 78% year-over-year due to the uncertainty surrounding the U.S. election.

Gross profit for Q4 2025 was $21.1 million (60% of net revenue), up from $17.6 million (63% of net revenue) in Q4 2024. The increase in gross profit was driven by the increase in overall sales. Gross margin decline was primarily due to the greater mix of dealer, chain store, and international sales as well as the continued amortization of startup costs associated with the introduction of the CL launcher and transfer of the ammunition factory from South Africa to Fort Wayne, Indiana.

Operating expenses for Q4 2025 were $17.1 million, compared to $13.5 million for Q4 2024, an increase of 27%. The increase reflected higher advertising expenses and marketing costs to support revenue growth and the rollout of additional chain store locations. The Company increased payroll in retail to support higher sales activity, and also made targeted additions to its marketing and engineering departments as part of its strategic investment in innovative new products designed to expand Byrna’s market opportunities. This investment is expected to drive growth starting later in 2026 and beyond.

Net income for Q4 2025 was $3.4 million, compared to $9.7 million for Q4 2024. The prior year period benefited from a $5.6 million income tax benefit related to the release of tax valuation allowances related to net operating loss carryforwards incurred in earlier years and other tax assets.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q4 2025 totaled $6.0 million, compared to $5.0 million in Q4 2024.

Cash, cash equivalents and marketable securities as of November 30, 2025 totaled $15.5 million, compared to $25.7 million at November 30, 2024. Inventory on November 30, 2025 totaled $32.7 million compared to $20.0 million on November 30, 2024. During the quarter, Byrna spent approximately $1.1 million repurchasing Byrna shares in the open market as part of a previously established stock repurchase plan. Subsequent to the quarter end, the Company entered into a $20.0 million credit facility with Texas Capital, intended to support strategic acquisitions.

Fiscal Year 2025 Financial Results

Results compare the 2025 fiscal year ended November 30, 2025 to the 2024 fiscal year ended November 30, 2024 unless otherwise indicated.

Net revenue for FY 2025 was $118.1 million, a 38% increase from $85.8 million in the fiscal year ended November 30, 2024 (“FY 2024”), driven by expanded brand visibility resulting from Byrna’s advertising campaign, the significant expansion of Byrna’s retail presence with the opening of more than 600 chain store locations, and the successful launch of the Byrna CL.

Gross profit for FY 2025 was $71.5 million (61% of net revenue), compared to $52.8 million (62% of net revenue) for FY 2024. This $18.7 million increase in gross profit was due to the increase in total revenue for the year. The 1% decrease in gross profit margin was primarily due to the amortization of production costs associated with the introduction of the groundbreaking new CL launcher and the startup of the Company’s new ammunition facility in Fort Wayne, Indiana, which was moved from South Africa. Closing the South African operation is expected to save the Company $1.5 million in 2026. Byrna expects margin improvement in fiscal 2026 as one-time startup costs associated with the new CL launcher and the new ammunition factory are completed. Additionally, Byrna implemented a broad-based price increase of 4% to 5% as of February 1, 2026, and at the same time introduced the new Byrna CL XL, expanding the number of variants for the high-margin Byrna CL launcher.

Operating expenses for FY 2025 were $59.6 million, compared to $46.1 million for FY 2024, reflecting a 29% increase. This $13.5 million increase was used to drive consumer awareness of both Byrna and the less-lethal product category as Byrna seeks to reach an inflection point where increased brand awareness and word-of-mouth drive greater sales efficiency from its advertising and marketing spend. At the same time, the Company invested in production capabilities and engineering personnel to bring out the next generation of exciting new products that will support Byrna’s future growth.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

Net income for FY 2024 was $9.7 million, compared to $12.8 million for FY 2024. Excluding a $5.6 million tax benefit in Q4 2024, net income improved by $2.5 million.

Adjusted EBITDA1 for FY 2025 totaled $16.8 million compared to $11.5 million for FY 2024. The increase in adjusted EBITDA was primarily due to an increase in revenue.

Management Commentary

Byrna CEO Bryan Ganz stated: “In 2025, we scaled Byrna from a largely direct-to-consumer business model, driven by conservative-leaning celebrity endorsers, into a diversified multi-platform model focused on reaching a broader audience through our nationwide dealer base. This was supported in large part by our expansion from roughly 300 chain store locations at the beginning of 2025 to approximately 900 chain store locations at the end of the year. In addition to these national and well-known chain stores, Byrna is carried at approximately 600 additional brick-and-mortar locations comprised of distributors, independent dealers, premier dealers, show dealers, and Company-owned retail stores, bringing our total footprint to more than 1,500 locations where you can touch, feel (and often shoot) a Byrna before you buy.

“To support our rapidly expanding dealer network, we intentionally directed customers from our website to authorized Byrna dealers that offer a shooting experience. This strategy allowed us to take advantage of the substantially higher conversion rate at brick-and-mortar locations. As a result, brick-and-mortar was the fastest growing segment of our business in 2025, growing more than 100% year-over-year and climbing from 18% of sales in 2024 to 26% of sales in 2025.

“At the same time, we broadened our product lineup with the introduction of our much-anticipated Compact Launcher, the only truly concealable less-lethal launcher on the market. We have recently rolled out an upgraded version of this launcher, the Byrna CL XL, with a larger 7+1 magazine, greater overall shot capacity from a 12-gram CO2 cartridge, and increased power. The new launcher, which will begin shipping later this month, was a hit at SHOT Show.

“We are also encouraged by the traction of our spray business, which grew by 31% in 2025. We placed a greater emphasis on our spray business in 2025 to reach a younger audience for whom Byrna launchers may still be aspirational. By doing so, we believe we are cultivating the next generation of Byrna launcher customers as their purchasing power increases over time.

“2025 was also the year in which we made significant investments in several important new products, including our new modular launcher and new subscription-based products that can be sold to both existing Byrna customers and to people who would never carry a weapon. We expect to roll these products out throughout 2026 as we look to improve the Byrna user experience, expand our addressable market, open new advertising venues, and generate recurring revenue.

“With more than 750,000 Byrna launchers now in customers’ hands, we believe the less-lethal personal safety category is becoming more universally accepted and Byrna is becoming more widely recognized as the leader in the less-lethal space. When Harvard Business School studied the attitudes of gun owners, they found that fully 43% of gun owners preferred a weapon that would incapacitate but not kill, and as such, Byrna was mentioned numerous times throughout the study—the only less-lethal company to be mentioned. The growing acceptance of less-lethal weapons and our increased brand awareness in this category should allow Byrna to benefit as the less-lethal market continues to expand.

“We enter 2026 with a materially larger brick-and-mortar presence than we did in 2025, and we expect that the additional stores carrying Byrna will generate significant growth. We are already seeing better than expected post-holiday dealer reorders, indicating strong sell-through at our dealers. Continued collaboration with our retail partners is also expected to drive higher revenue per store as we increase the range of products these stores carry.

“Our advertising efforts continue to evolve as we look to move past advertising restrictions placed on our product category through a series of creative approaches including product placement of the Byrna launcher in various shows and films. We are excited about running our “We Don’t Sell Bananas” ad during the Super Bowl in a local test market as we expand our marketing investment in an attempt to broaden consumer reach. If this proves to be cost effective, we plan to significantly expand our Super Bowl advertising in 2027.

“To meet demand, we are increasing monthly production capacity by 33%, and implementing our first strategic price increase in several years to support margin expansion. Together, our strategic initiatives position Byrna to deliver sustainable top-line growth and expanding profitability in fiscal 2026 and beyond.”

Conference Call

The Company’s management will host a conference call today, February 5, 2026, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13757756

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking statements. Often, but not always, forward-looking statements can be identified by the general use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements in this news release include but are not limited to our statements related to our expected sales during future periods, expected margin improvement during 2026 as one-time startup costs associated with new product introductions and the Fort Wayne, Indiana ammunition facility are completed, anticipated demand for products, our ability to scale production lines, Byrna’s ability to remain self-sustaining, profitable and cash flow positive, our ability to diversify into connected based devices and subscription based offerings and the potential for those products to expand Byrna’s addressable market, open advertising venues and generate recurring revenue, the expected benefits of increased investment in production and engineering capabilities, Byrna’s ability to continue to collaborate with retail partners and grow revenue per store, the potential use of proceeds from Byrna’s credit facility to support potential acquisitions and working capital needs, the benefits and continued success of Byrna’s celebrity endorser strategy, the potential to expand Super Bowl advertising in future years if initial local test-market advertising proves cost-effective, the anticipated cost savings of Byrna’s shifting of production to the Fort Wayne, Indiana facility, brand awareness of Byrna and acceptance of the less-lethal personal defense market, and Byrna’s positioning for sustained growth in future fiscal years. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company’s products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; increases in marketing expenditure may not yield expected revenue increases; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; and future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company’s products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company’s most recent Form 10-K, and should understand it is impossible to predict or identify all such factors or risks, and should not consider the foregoing list, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

-Financial Tables to Follow-

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	November 30		November 30
	2025	2024	2025	2024
Net revenue	$35,246	$27,979	$118,120	$85,756
Cost of goods sold	14,185	10,417	46,650	32,984
Gross profit	21,061	17,562	71,470	52,772
Operating expenses	17,107	13,468	59,632	46,101
INCOME FROM OPERATIONS	3,954	4,094	11,838	6,671
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(105)	(195)	(410)	(576)
Interest income	10	141	410	1,024
Income from joint venture	-	-	-	(42)
Other income	(107)	1	(97)	7
INCOME BEFORE INCOME TAXES	3,752	4,040	11,741	7,084
Income tax provision (benefit)	388	(5,634)	2,054	(5,708)
NET INCOME (LOSS)	$3,364	$9,674	$9,687	$12,792

Foreign currency translation adjustment for the period	(83)	(133)	(56)	342
Unrealized gain on marketable securities	(9)	65	18	65
COMPREHENSIVE INCOME (LOSS)	$3,272	$9,606	$9,649	$13,199

Basic net income (loss) per share	$0.15	$0.43	$0.43	$0.57
Diluted net income (loss) per share	$0.14	$0.41	$0.40	$0.55

Weighted-average number of common shares outstanding - basic	22,713,177	22,514,644	22,665,395	22,504,938
Weighted-average number of common shares outstanding - diluted	24,016,938	23,754,328	24,149,794	23,139,549

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	November 30,	November 30,
	2025	2024

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,727	$16,829
Marketable Securities	1,754	8,904
Accounts receivable, net	10,840	2,630
Inventory, net	32,694	19,972
Prepaid expenses and other current assets	4,681	2,623
Total current assets	63,696	50,958
LONG TERM ASSETS
Deposits for equipment	1,495	2,665
Right-of-use-asset, net	2,042	2,452
Property and equipment, net	7,726	3,408
Intangible assets, net	3,086	3,337
Goodwill	2,258	2,258
Deferred tax asset	4,134	5,837
Other assets	51	1,007
TOTAL ASSETS	$84,488	$71,922

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,864	$13,108
Operating lease liabilities, current	734	539
Deferred revenue, current	496	1,791
Total current liabilities	17,094	15,438
LONG TERM LIABILITIES
Deferred revenue, non-current	25	17
Operating lease liabilities, non-current	1,612	2,098
Total liabilities	18,731	17,553

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	135,870	133,029
Treasury stock	(22,355)	(21,253)
Accumulated deficit	(47,096)	(56,783)
Accumulated other comprehensive loss	(687)	(649)

Total Stockholders’ Equity	65,757	54,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,488	$71,922

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide an additional financial metric that is not prepared in accordance with GAAP (non-GAAP) with presenting non-GAAP adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (I) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended		For the Twelve Months Ended
	November 30		November 30
	2025	2024	2025	2024
Net Income (Loss)	$3,364	$9,674	$9,687	$12,792

Adjustments:
Interest income	(10)	(141)	(410)	(1,024)
Income tax expense	388	(5,634)	2,054	(5,708)
Depreciation and amortization	1,420	378	2,117	1,491
Non-GAAP EBITDA	$5,162	$4,278	$13,448	$7,551

Stock-based compensation expense	774	788	3,071	3,403
Severance/Separation/Officer recruiting	81	93	291	524
Non-GAAP adjusted EBITDA	$6,017	$5,159	$16,810	$11,478